Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2012 REVENUES OF $48.8 MILLION,

PRE-TAX INCOME OF $21.2 MILLION AND DILUTED EPS OF $0.34

Second Quarter Financial Highlights*

•	Revenues of $48.8 million, up 6.6%

•	Pre-tax income of $21.2 million, up 6.5%

•	EBITDA of $23.2 million, up 7.8%

•	Net income of $12.6 million, up 5.8%

•	Record estimated U.S. high grade market share of 12.4%, up from 11.1%

*	All comparisons versus second quarter 2011.

NEW YORK, July 25, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the second quarter ended June 30, 2012.

“We are very pleased with the second quarter results. Despite softer market conditions, we achieved record estimated U.S. high-grade market share and record emerging markets and high yield trading volume during the quarter,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “Incoming regulations are having a significant impact on the market structure for credit and we have been building enhancements to our open trading and dealer-to-dealer trading protocols to help support market liquidity.”

Second Quarter Results

Total revenues for the second quarter of 2012 increased 6.6% to $48.8 million, compared to $45.8 million for the second quarter of 2011. Pre-tax income was $21.2 million, compared to $19.9 million for the second quarter of 2011, an increase of 6.5%. Net income totaled $12.6 million, or $0.34 per share on a diluted basis, compared to $11.9 million, or $0.30 per share on a diluted basis, for the second quarter of 2011.

Commission revenue for the second quarter of 2012 totaled $42.7 million on total trading volume of $144.8 billion, compared to $39.1 million in commission revenue on total trading volume of $133.0 billion for the second quarter of 2011. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to a record estimated 12.4%, compared to an estimated 11.1% for the second quarter of 2011.

All other revenue, which consists of technology products and services, information and user access fees, investment income and other revenue, was $6.1 million, down 8.6% from $6.7 million for the second quarter of 2011. The decline was primarily due to lower technology professional service fees.

Total expenses for the second quarter of 2012 increased 6.7% to $27.6 million, compared to $25.9 million for the second quarter of 2011. This increase was primarily due to higher marketing and advertising costs, depreciation and amortization costs and technology and communications costs.

The effective tax rate for the second quarter of 2012 was 40.4%, compared to 40.0% for the second quarter of 2011.

Employee headcount as of June 30, 2012 was 247, compared to 236 as of June 30, 2011.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.11 per share of common stock outstanding, to be paid on August 23, 2012 to stockholders of record as of the close of business on August 9, 2012.

Balance Sheet Data

As of June 30, 2012, total assets were $289.7 million and included $188.2 million, or $5.03 per diluted share, in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of June 30, 2012 was $261.7 million.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 25, 2012, at 10:00 a.m. Eastern time. To access the conference call, please dial 888.895.5479 (U.S.) or +1.847.619.6250 (international). The passcode for all callers is 32913615. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888.843.7419 (U.S.) or +1.630.652.3042 (international) for one week after the announcement. The passcode for replay callers is 32913615. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$42,690	$39,076	$87,592	$76,861
Technology products and services	3,220	3,984	6,128	7,092
Information and user access fees	1,790	1,719	3,661	3,408
Investment income	268	310	571	609
Other	857	702	1,608	1,430

Total revenues	48,825	45,791	99,560	89,400

Expenses
Employee compensation and benefits	15,305	15,104	31,146	31,372
Depreciation and amortization	1,961	1,627	3,815	3,189
Technology and communications	3,015	2,724	5,970	5,224
Professional and consulting fees	2,837	2,665	5,861	5,537
Occupancy	757	708	1,516	1,474
Marketing and advertising	1,732	1,248	3,179	2,222
General and administrative	2,018	1,810	4,125	2,811

Total expenses	27,625	25,886	55,612	51,829

Income before taxes	21,200	19,905	43,948	37,571
Provision for income taxes	8,571	7,968	17,826	14,854

Net income	$12,629	$11,937	$26,122	$22,717

Per Share Data:
Earnings per share:
Basic	$0.35	$0.32	$0.72	$0.62
Diluted	$0.34	$0.30	$0.69	$0.58

Cash dividends declared per common share	$0.11	$0.09	$0.22	$0.18

Weighted-average common shares:
Basic	36,128	36,762	36,531	36,635
Diluted	37,440	39,490	38,067	39,396

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	June 30, 2012	December 31, 2011
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$129,595	$169,620
Securities available-for-sale	58,592	78,110
Accounts receivable, net	33,209	36,170
All other assets	68,332	65,558

Total assets	$289,728	$349,458

Liabilities and Stockholders’ Equity
Total liabilities	$27,993	$37,019
Total stockholders’ equity	261,735	312,439

Total liabilities and stockholders’ equity	$289,728	$349,458

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
		(In thousands)
		(unaudited)
Net income	$12,629	$11,937	$26,122	$22,717

Add back:
Interest expense	63	15	74	32

Provision for income taxes	8,571	7,968	17,826	14,854

Depreciation and amortization	1,961	1,627	3,815	3,189

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23,224	$21,547	$47,837	$40,792

MarketAxess Holdings Inc.

Volume Statistics

	Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
		($ in millions)
		(unaudited)
U.S. high-grade — multi dealer [1]
fixed-rate	$87,686	$77,077	$182,683	$159,344
floating-rate	2,984	3,825	6,309	6,763
Eurobond	7,793	9,998	20,527	21,311
Other [1,2]	46,313	42,061	93,247	80,722

Total	$144,776	$132,961	$302,766	$268,140

	Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
		($ in millions)
		(unaudited)
U.S. high-grade [1]	$1,439	$1,284	$1,512	$1,329
Eurobond	130	167	166	173
Other [1,2]	735	668	746	646

Total	$2,304	$2,119	$2,424	$2,148

Number of U.S. Trading Days [3]	63	63	125	125
Number of U.K. Trading Days [4]	60	60	124	123

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
2	Effective January 2012, the Company no longer reports credit default swaps trading volumes. Credit default swap volumes previously reported in “Other” trading volume have not been removed.
3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.